Exhibit 3.1

THE THIRD AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

CGEN DIGITAL MEDIA

COMPANY LIMITED

(Adopted by special resolution passed on December 7, 2006)

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2004 REVISION)

Company Limited by Shares

THE THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CGEN DIGITAL MEDIA COMPANY LIMITED

1.	The name of the Company is CGEN DIGITAL MEDIA COMPANY LIMITED.

2.	The Registered Office of the Company shall be at the offices of 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(i) (a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(ii)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iii)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(iv)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(vi)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.

Except as prohibited or limited by the Companies Law (2004 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register

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the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantor; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things that, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$930.00 divided into 580,000,000 Ordinary Shares of a nominal or par value of US$0.000001 each, 100,000,000 Series A Preferred Shares of a nominal or par value of US$0.000001 each 130,000,000 Series B Preferred Shares of a nominal or par value of US$0.000001 each, and 120,000,000 Series C Redeemable Convertible Preferred Shares of a nominal or par value of US$0.000001 each, with power for the Company insofar as is permitted by law and the Articles of Association to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2004 Revision) and, subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES LAW (2004 REVISION)

Company Limited by Shares

THE THIRD AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CGEN DIGITAL MEDIA COMPANY LIMITED

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Additional Ordinary Shares”	shall have the meaning ascribed thereto in Article 8(e)(v)(A).

“Affiliate”	means, with respect to any person, an entity Controlling, Controlled by or under common Control with such designated person; and in the case of an Investor, shall include (i) any Person who holds Shares as a nominee for such Investor, (ii) any shareholder of such Investor, (iii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly controls, is controlled by, under common Control with, or is managed by such Investor or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of any Member of Company Group.

“Appraiser”	means an internationally recognized investment banking firm or appraisal firm that is independent and experienced in the valuation of private companies, as approved by the Preferred Supermajority.

“Articles”	means these Articles, as originally framed or as from time to time amended.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Company”	means CGEN Digital Media Company Limited.

“Company Group”	means the Company, CGEN Media Technology Co., Ltd., CGEN Digital Technology (Shanghai) Co., Ltd., Shanghai CGEN Digital Media Network Co., Ltd., and any of their respective subsidiaries from time to time, and “Member of Company Group” means any of them.

“Company Sale”	means (a) the sale, lease, transfer or other disposition (in one or a series of related transactions) of all or substantially all of the Company’s assets to one Person or a group of Persons acting in concert (other than the Company or any of its Controlled Affiliates), including a sale (or multiple related sales) of one or more Subsidiaries (whether by way of merger, consolidation, recapitalization, reclassification, reorganization or sale of all or substantially all of the assets or securities) which constitute all or substantially all of the consolidated assets or business of the Company, (b) the sale, exchange, transfer or other disposition, in one or a series of related transactions, of a majority of the outstanding share capital of the Company to one Person or a group of Persons acting in concert, under circumstances in which the holders of a majority in voting power of the outstanding share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the Company or the acquiring Person immediately following such transaction, or (c) a merger, consolidation, amalgamation, recapitalization, reclassification, reorganization or similar business combination transaction involving the Company under circumstances in which holders of a majority in voting power of the share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the Company, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

“Competitor”	shall mean any business operator identified on Schedule I hereto, which the Company may, with the consent of the Investors, update annually and provide to the Investors, provided that, at any time, such list may consist of not more than three of those domestic PRC business operators that directly engage in narrowcast out-of-home advertising and are actual competitors and/or have a similar customer base as that of the Company Group in the markets in the PRC in which the Company Group operates in respect of its principal business.

“Control”	includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Price”	means the price at which Ordinary Shares shall be deliverable upon conversion of the Preferred Shares, which shall initially be equal to (x) the Series C Issuance Price, in the case of Series C Preferred Shares, (y) Series B Issuance Price, in the case of the Series B Preferred Shares and (z) Series A Issuance Price, in the case of the Series A Preferred Shares. Such initial Conversion Price shall be adjusted as hereinafter provided.

“Conversion Rights”	shall have the meaning ascribed thereto in Article 8(e).

“Convertible Securities”	shall have the meaning ascribed thereto in Article 8(e)(v)(A).

“Co-sale Proportionate Percentage”	with respect to any Investor, means the ratio of: (a) the total number of Ordinary Share Equivalents held by such Investor to (b) the total number of Ordinary Share Equivalent held by the Transferring Shareholder and all Investors exercising the Co-Sale Right pursuant to Article 10(c).

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes bonus issues of shares.

“Excluded Issuance”	shall have the meaning ascribed thereto in Article 8(e)(v)(A).

“Fair Market Value”	shall have the meaning ascribed thereto in Article 8(c).

“Fully-Diluted Proportionate Percentage for Co-Sale to a Competitor”	with respect to any Member, means the ratio of (a) the total number of Ordinary Share Equivalents held by that Member to (b) the total number of Ordinary Share Equivalents owned by all Members at the date of determination.

“Investor Proportionate Percentage”	with respect to any Investor, means the ratio of (a) the total number of Ordinary Share Equivalents held by that Investor to (b) the total number of Ordinary Share Equivalents held by all of the Investors.

“Investors”	shall mean the Persons that hold any Preferred Shares as at the date hereof , and their respective assignees, transferees and successors, and “Investor” means any one of them.

“Junior Securities”	means Ordinary Shares or any other shares or securities of the Company ranking junior to the Preferred Shares with respect to the payment of dividends or the distribution of assets on liquidation.

“Liquidation Event”	means any (i) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (ii) Company Sale.

“Liquidation Event Consideration”	means the aggregate consideration (whether in cash or otherwise) paid or payable to the Company or the holders of its share capital in respect of a Liquidation Event.

“Liquidation Preference”	means the amounts described in Article 8(c)(i).

“Ordinary Shareholder”	means any direct or indirect holder of Ordinary Shares that is not an Investor. For the avoidance of doubts, Ordinary Shareholders include any Person holding beneficial interest in the Ordinary Shares through any trust arrangement with any Ordinary Shareholder.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“Non-Voting Observer”	shall have the meaning ascribed thereto in Article 67(e).

“OpCo”	means Shanghai CGEN Digital Media Network Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China.

“OpCo Board”	means the board of directors and each committee thereof of OpCo.

“Options”	shall have the meaning ascribed thereto in Article 8(e)(v)(A).

“Ordinary Share”	means an ordinary share in the capital of the Company.

“Ordinary Shares Director”	shall have the meaning ascribed thereto in Article 67(c).

“Ordinary Share Equivalents”	means, with respect to any Member at any given time, the aggregate number of shares of Ordinary Shares owned by such Member together with the number of Ordinary Shares into or for which any Convertible Securities owned by such Member shall be convertible or exchangeable at that time.

“Original Issue Date”	shall have the meaning ascribed thereto in Article 8(e)(v)(A).

“paid up”	means paid up or credited as paid up.

“Person”	means any individual, partnership, corporation, group, trust or other legal entity.

“Preferred Shares”	means the Series C Preferred Shares, the Series B Preferred Shares and the Series A Preferred Shares.

“Preferred Supermajority”	means, at any point in time, holders representing in the aggregate not less than two-thirds of the Ordinary Share Equivalents held by all Members holding Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares, voting together as a single class.

“Pro Rata Share”	shall mean, with respect to any Member, the ratio of (a) the total number of Ordinary Share Equivalents held by that Member immediately before the proposed allotment and issue of New Securities to (b) the total number of Ordinary Share Equivalents outstanding immediately before the proposed allotment and issue of New Securities.

“Qualified Public Offering”	shall have the meaning ascribed thereto in Article 8(e)(iii).

“Redemption Price”	shall have the meaning ascribed thereto in Article 8(g).

“Redpoint”	means, collectively, Redpoint Ventures II, L.P. and Redpoint Associates II, LLC.

“registered office”	means the registered office for the time being of the Company.

“Required Sale”	shall have the meaning ascribed thereto in Article 10(d)(i).

“Required Sale Notice”	shall have the meaning ascribed thereto in Article 10(d)(i).

“Sale Proposal”	shall have the meaning ascribed thereto in Article 10(d)(i).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act”	shall have the meaning ascribed thereto in Article 8(e)(iii).

“Series C Director”	shall have the meaning ascribed thereto in Article 67(a).

“Series C Issuance Price”	is US$0.20357356 per Series C Preferred Share, as proportionately adjusted for share splits, share dividends, combinations, recapitalizations and similar events.

“Series C Preferred Share”	means a Series C Redeemable Convertible Preferred Share in the capital of the Company, par value US$0.000001 per share.

“Series B Director”	shall have the meaning ascribed thereto in Article 67(b).

“Series B Issuance Price”	is US$0.1134 per Series B Preferred Share, as proportionately adjusted for share splits, share dividends, combinations, recapitalizations and similar events.

“Series B Preferred Share”	means a Series B Redeemable Convertible Preferred Share in the capital of the Company, par value US$0.000001 per share.

“Series A Director”	shall have the meaning ascribed thereto in Article 67(b).

“Series A Issuance Price”	is US$0.10301 per Series A Preferred Share, as proportionately adjusted for share splits, share dividends, combinations, recapitalizations and similar events.

“Series A Preferred Share”	means a Series A Redeemable Convertible Preferred Share in the capital of the Company, par value US$0.000001 per share.

“share”	includes a fraction of a share.

“Shareholders’ Agreement”	means the Shareholders’ Agreement dated December 7, 2006 and entered into among the Company and certain of its Members.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law of the Cayman Islands (2004 Revision) and every statutory modification or re- enactment thereof for the time being in force.

“Subsidiary”	means, with respect to any Person that is not an individual, any corporation, partnership, or other entity, controlled by such Person.

“TDF”	means, collectively, TDF Capital China II, L.P. and TDF Capital Advisors, L.P.

“transfer”	as to any Share shall mean to sell, or in any other way transfer, assign, distribute, encumber or otherwise dispose of, such Share, either voluntarily or involuntarily and with or without consideration.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the Seal and authorized signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6. (a)	Subject to the following provisions of this Article and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

(b)	Each Member has the right of first offer to purchase such Member’s Pro Rata Share, of all (or any part) of any New Securities (as defined in Article 6(c)) that the Company may from time to time issue after the date of adoption of these Articles. For the purpose of this Article 6, a Member’s Pro Rata Share in respect of a proposed issuance of New Securities shall mean such Member’s Pro Rata Share immediately before such proposed issuance of New Securities.

(c)	“New Securities” shall mean any Ordinary Shares or Preferred Shares, whether now authorized or not, and rights, options or warrants to purchase such Ordinary Shares or Preferred Shares, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Ordinary Shares or Preferred Shares; PROVIDED, HOWEVER, that the term “New Securities” does not include:

(i)	any Ordinary Shares issued or issuable upon conversion of Preferred Shares;

(ii)	Ordinary Shares (or options, warrants or rights therefor) granted or issued or to be issued hereafter to employees, officers, directors or consultants to, the Company or any subsidiary of the Company pursuant to a bona fide employment related share purchase or option plan (an “ESOP Plan”) approved from time to time pursuant to Article 8(f);

(iv)	any Ordinary Shares issued in connection with a bona fide at-arm’s-length acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%)or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity which acquisition has been approved pursuant to Article 8(f);

(v)	any Ordinary Shares or Preferred Shares issued without consideration in connection with any share split or share dividend or other similar event in which all shareholders of the Company are entitled to participate ratably;

(vi)	any Ordinary Shares or Preferred Shares that may otherwise deemed to be issued upon adjustment of a Conversion Price pursuant to Article 8(e); and

(vii)	any Ordinary Shares issued by the Company pursuant to an underwritten public offering which has been approved pursuant to Article 8(f).

(d)	If the Company proposes to undertake an issuance of New Securities, it shall give to each Member written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Member shall have forty-five (45) days from the date of mailing of any such Notice to agree in writing to purchase such Member’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Member’s Pro Rata Share). If any Member fails to so agree in writing within such forty-five (45) day period to purchase such Member’s Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase. Each Member shall have a right of over-allotment such that if any other Member fails to exercise its right hereunder to purchase its entire Pro Rata Share of New Securities, the other Members may purchase the balance of the Nonpurchasing Holder’s portion on a pro rata basis (with a further right of over-allotment for any portion of such unsubscribed New Securities that remains unsubscribed) within forty-five (45) days from the date such Nonpurchasing Holder fails to exercise its right hereunder to purchase its entire Pro Rata Share of New Securities.

(e)	If the Members fail to exercise in full the right of first offer within the ninety (90) day period provided for in Article 6(d), then the Company shall have ninety (90) days after the expiration of such ninety (90) day period to sell the New Securities with respect to which the Members’ rights of first offer hereunder were not exercised, at a price and upon general terms not materially more favourable to the purchasers thereof than specified in the Company’s Notice to the Members. In the event that the Company has not issued and sold the New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Members pursuant to this Article 6.

7.	The rights and restrictions attaching to the Ordinary Shares are as follows:

(a)	Income

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may lawfully declare following the payment of all dividends due on shares ranking in priority to the Ordinary Shares (including for the avoidance of doubt the Preferred Shares) and as may be approved pursuant to Article 8(f).

(b)	Capital

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares) following the payment of all amounts due to creditors, the Company’s assets shall be distributed among Members in accordance with the priorities set out in Article 8(b).

(c)	Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company.

8.	The powers, preferences, rights, restrictions, and other matters relating to the Preferred Shares are as follows:

(a)	Dividends

(i)	The holders of the Series C Preferred Shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of the Series B Preferred Shares, the Series A Preferred Shares or the Junior Securities, dividends on each such Series C Preferred Share.

(ii)	The holders of the Series B Preferred Shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of the Series A Preferred Shares or Junior Securities, dividends on each such Series B Preferred Share.

(iii)	The holders of the Series A Preferred Shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of the Junior Securities, dividends on each such Series A Preferred Share.

(iv)	If there are any accrued and unpaid dividends immediately prior to, and in the event of, a conversion of Preferred Shares into Ordinary Shares, all such accrued and unpaid dividends shall be automatically capitalised and converted into that number of Ordinary Shares, determined by dividing the amount of such dividends by the then effective Conversion Price, or, at the option of the Member holding Preferred Shares on which dividends are payable, paid in cash. In the event of any liquidation, dissolution or winding up of the Company or the redemption of a Preferred Share or the bankruptcy of the Company, any declared but unpaid dividends on the relevant Preferred Share shall be added to the Liquidation Preference with respect to such Preferred Share or upon the bankruptcy of the Company, as the case may be, accrued on a cumulative basis, up to but excluding such payment date or bankruptcy on a daily basis.

(A)

No dividends or other distribution (other than those payable solely in the Ordinary Shares of the Company) shall be declared, paid or set aside for payment on any Ordinary Shares or Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any Ordinary Shares or other Junior Securities, until dividends on the Preferred Shares have been paid or declared and set apart during that fiscal year pursuant to the above provisions of this Article 8(a) and any prior year in which dividends accumulated but remain unpaid, and no dividends shall be declared or paid on any Ordinary Shares unless a dividend is declared and paid with respect to all outstanding Preferred Shares in an amount for each such Preferred Share equal to or greater than the aggregate amount of such dividends for all Ordinary Shares into which each such Preferred Share could then be converted PROVIDED, HOWEVER, that the Company may repurchase Ordinary Shares owned by terminated employees, officers or directors of, or consultants to, the Company or its subsidiaries pursuant to agreements under which the Company or any such subsidiary has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; and PROVIDED FURTHER, that this restriction may be waived upon the unanimous written consent of the Series C Director and the Series B Directors (each as defined in Article 67 below). A conversion of a convertible security which by its terms is convertible into Ordinary Shares by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this Article 8(a).

(B)	No dividend shall be declared on any series of Preferred Shares ranking as to dividends on a parity with any other series of Preferred Shares unless there has been declared on all shares then outstanding of such series of Preferred Shares, like proportionate dividends, ratably, in proportion to the respective dividends payable in respect of each such series of Preferred Shares. In the event that the Company fails to pay the full dividends accrued on all outstanding shares of any series of Preferred Shares ranking as to dividends on a parity with any other series of Preferred Shares, any partial amounts that are paid as dividends by the Company with respect to such one or more series of Preferred Shares shall be paid to the holders of such one or more series of Preferred Shares in proportion (as nearly as practicable) to the amount such holders would be entitled to receive if they were paid the full accrued and unpaid dividends on such Preferred Shares.

(C)	Except as otherwise provided herein with respect to the Series B Preferred Shares and Series C Preferred Shares, no right shall accrue to holders of Preferred Shares by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

(v)	For purposes of Article 8(a), unless the context requires otherwise, the term “distribution” shall include, without limitation, the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Ordinary Shares, or the purchase or redemption of shares of the Company for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Company.

(b)	Ranking.

The Series C Preferred Shares shall rank senior to the Series B Preferred Shares, the Series A Preferred Shares and the Junior Securities; the Series B Preferred Shares shall rank senior to Series A Preferred Shares and the Junior Securities; and the Series A Preferred Shares shall rank senior to the Junior Securities, in each case in right and priority of payment as to the receipt of the respective preferential amounts for each such series upon any Liquidation Event.

(c)	Liquidation Preference

(i)	In the event of a Liquidation Event, the holders of the Series C Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series B Preferred Shares or Series A Preferred Shares or Ordinary Shares or Junior Securities by reason of their ownership thereof, and the holders of the Series B Preferred Shares and the holders of Series A Preferred Shares shall be entitled to receive (ratably amongst the holders of Series B Preferred Shares and Series A Preferred Shares), prior and in preference to any distribution of any of the assets or surplus funds of the Company to holders of Ordinary Shares or Junior Securities by reason of their ownership thereof, the following amount per Series C Preferred Share or per Series B Preferred Share or per Series A Preferred Share, as the case may be, as a liquidation preference (the “Liquidation Preference”), (x) the Series C Issuance Price with respect to each Series C Preferred Shares, (y) the Series B Issuance Price with respect to each Series B Preferred Shares, and (z) the Series A Issuance Price with respect to each Series A Preferred Shares, which in each case shall have added to it all declared but unpaid dividends on such Preferred Share.

(ii)	Upon the occurrence of any Liquidation Event, if the assets and funds of the Company remaining available for distribution amongst the holders of the Series C Preferred Shares are insufficient to permit the payment to such holders of the full Liquidation Preference thereon, then the holders of the Series C Preferred Shares shall have the right to receive the entire amount legally available for distribution by the Company ratably amongst the holders of the Series C Preferred Shares.

(iii)	Upon the occurrence of any Liquidation Event, if after payment to the holders of the Series C Preferred Shares of the full aforesaid Liquidation Preference in respect of the Series C Preferred Shares, any assets and funds of the Company remaining available for distribution amongst the holders of the Series B Preferred Shares and the Series A Preferred Shares are insufficient to permit the payment to such holders of the full Liquidation Preference thereon, then the holders of the Series B Preferred Shares and the holders of the Series A Preferred Shares shall have the right to receive the entire remaining amount legally available for distribution by the Company ratably amongst the holders of the Series B Preferred Shares and the holders of the Series A Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

(iv)	After payment to the holders of Preferred Shares of the Liquidation Preference due to them, any assets and funds of the Company remaining available for distribution amongst the Members shall be distributed amongst holders of Ordinary Shares together with the holders of the Preferred Shares (on an as converted basis) in proportion to the Ordinary Share Equivalents then held by them.

(v)	Any distribution of assets to Members pursuant to any Liquidation Event shall, subject to the Statute, be effected by way of a mandatory redemption of the Preferred Shares or in such other manner as is permitted by the Statute and agreed by a majority of the Members affected.

(vi)	If the Company proposes to take any action regarding the liquidation, dissolution or winding up of the Company that will involve the distribution of assets other than cash, or if the value of the Company must be determined, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares or the value of the Company (the “Fair Market Value”) shall be determined in good faith by the consent or vote of the Board of Directors and the Preferred Supermajority.

(vii)	Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(A)	if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(B)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(C)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Appraiser.

(viii)	The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Articles 8(c)(vi)(A), (B) or (C) to reflect the fair market value thereof as determined in good faith by the Board of Directors, or by a liquidator if one is appointed. The holders representing the Preferred Supermajority shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to Article 8(c)(vii), in which case the determination of fair market value shall be made by the Appraiser, the cost of the appraisal to be borne by the Company.

Within a period of thirty (30) days after the applicable parties determine that they cannot agree as to the Fair Market Value, the Board of Directors shall refer the determination of the purchase price to an Appraiser in accordance with the following provisions:

(A)	the Appraiser shall be instructed to certify in writing within 20 days of its appointment what is in its opinion the Fair Market Value of the assets or value at the date of the Liquidation Event;

(B)	the Appraiser shall be deemed to be acting as expert and not as arbitrator and its decision shall be final and binding on the Company and the Members; and

(C)	the Company shall make available to the Appraiser such information relating to the Company as the Appraiser reasonably requires in order to determine the Fair Market Value of such assets or the Company.

(d)	Voting Rights

Each holder of Preferred Shares shall be entitled to the number of votes equal to the number of shares of Ordinary Shares into which such holder’s Preferred Shares could be converted and shall have voting rights and powers equal to the voting rights and powers of the Ordinary Shares (voting together with the Ordinary Shares as a single class, except (i) in the election by holders of Series C Preferred Shares of any Series C Director to the Board, (ii) in the election by holders of Series B Preferred Shares of any Series B Director to the Board or (iii) as otherwise expressly provided herein or as required by law) and shall be entitled to notice of any shareholders’ meeting in accordance with these Articles. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Ordinary Shares shall be entitled to one (1) vote for each Ordinary Share held.

(e)	Conversion

The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(i)

Right to Convert. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into such number of fully paid and non-assessable Ordinary Shares as is determined by (x) dividing the Series C Issuance Price by the applicable Conversion Price in the case of Series C Preferred Shares, (y) dividing the Series B Issuance Price by the applicable Conversion Price in the case of Series B Preferred Shares and (z) dividing the Series A Issuance Price by the applicable Conversion Price in the case of Series A Preferred Shares (in each case such applicable Conversion Price shall be determined as hereinafter provided and as in effect on the date the certificate is surrendered for conversion) and any declared but unpaid dividends on any such Preferred Share shall be similarly converted into Ordinary Shares as provided in the second sentence of Article 8(a)(i) above.

(ii)	Performance Ratchet:

(A)	Special Definitions. For the purpose of this Article 8(e)(ii), the following definitions apply:

“Adjusted Net Income”	means, for the twelve (12) months ending December 31, 2007, as set forth on the FY 2007 Financial Statements, the sum of the Company’s consolidated audited profit after paying all relevant taxes calculated in accordance with International Financial Reporting Standards and disregarding, to the extent included or deducted in calculating after-tax profit, (v) any expenses associated with the preparation for and consummation of the transactions leading up to the issuance of the Series C Preferred Shares; (w) any extraordinary gains or losses; (x) the cumulative effect of any changes in accounting principles; (y) any earnings or loss obtained through or as the result of mergers or acquisitions; and (z) any of the JCD Deferred Revenue whether or not capable of being recognized as income .

“Adjusted Series C Percentage”	means the proportion of the Company’s issued share capital to be represented by the Series C Preferred Shares following adjustment as set forth in Article 8(e)(ii)(B)(I).

“Final Post-Money Valuation”	means an amount equal to the Adjusted Net Income multiplied by 8, then plus US$22,474,264.

“FY 2007 Financial Statements”	means audited consolidated financial statements of the Company (including, for purpose of consolidation, OpCo), including balance sheet and profit and loss statement and statement of cash flows as of and for the 12 months ended December 31, 2007, prepared in accordance with International Financial Reporting Standards and audited by a “big four” international accounting firm, with an attachment thereto prepared by the same auditor stating the amount of the Adjusted Net Income and the Final Post-Money Valuation and the calculation thereof.

“Initial Series C Percentage”	means the proportion of the Company’s issued share capital initially represented by the Series C Preferred Shares prior to adjustment under Article 8(e)(ii)(B)(I), being US$23,974,264 divided by US$82,474,264.

“JCD Deferred Revenue”	means any and all deferred revenue received from Top Result Promotion Limited or Beijing Top Result Public Transportation Advertising Co., Ltd., being US$2.1 million as at the date hereof.

(B)	Ratchet Adjustment in respect of the Series C Preferred Shares.

(I)	If upon delivery of the FY 2007 Financial Statements, the Final Post-Money Valuation is found to be less than US$82,474,264, then the Adjusted Series C Percentage shall be automatically determined, as of December 31, 2007, to be equivalent to the Initial Series C Percentage divided by a factor equal to the higher of (x) the Final Post-Money Valuation divided by US$82,474,264, and (y) 0.735675. Any increase in the proportion of the Company’s issued share capital represented by the Series C Preferred Shares resulting from the application of this paragraph (I) shall be effected ratably by a mandatory transfer of Ordinary Shares by the Ordinary Shareholders (other than Totnes International Limited) and an issuance of Ordinary Shares otherwise available for grant under the ESOP Plan (and a corresponding reduction in the number of Ordinary Shares available for grant thereunder), for an aggregate consideration of US$1, to the holders of Series C Preferred Shares ratably, and a re-designation of such transferred Ordinary Shares as Series C Preferred Shares ranking pari passu with all other Series C Preferred Shares.

(II)	Without prejudice to any adjustment to the Conversion Price pursuant to Clause (I) above, if at any time after the date hereof the Company is required to immediately repay the JCD Deferred Revenue (or any part thereof), then the Conversion Price in respect of the Series C Preferred Shares shall be automatically adjusted, as of such time, by multiplying by a factor equal to:

(US$82,474,264 - JCD Deferred Revenue)/ US$82,474,264

Provided, however, that the reference to the JCD Deferred Revenue above is a reference to such part of the JCD Deferred Revenue that is required to be repaid (if less than the full amount of the JCD Deferred Revenue).

For the avoidance of doubt, any adjustment to the Conversion Price of Series C Preferred Shares pursuant to this Article 8(e)(ii) shall not result in any adjustment to the respective Conversion Price of Series B Preferred Shares and Series A Preferred Shares, nor any reduce in their respective shareholding percentage in the Company.

(iii)

Automatic Conversion. The Series C Preferred Shares and/or the Series B Preferred Shares and/or the Series A Preferred Shares shall automatically be converted into Ordinary Shares at the then-effective Conversion Price or upon the earlier of (i) in the case of all Preferred Shares, the closing of an underwritten public offering on NASDAQ Global Market pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, (the “Securities Act”) or a reasonably comparable public offering on the Main Board of the Hong Kong Stock Exchange, the Singapore Exchange or another internationally recognized stock exchange covering the offer and sale of Ordinary Shares in which (x) the aggregate gross proceeds received by the Company in such public offering, at the public offering price, equals or exceeds Forty Million United States Dollars ($40,000,000) (or its equivalent) and (y) involving a per share offering price of at least three (3) times the then effective Conversion Price applicable to Series C Preferred Shares (a “Qualified Public Offering”) ; (ii) in the case of Series C Preferred Shares, the consent, or approval of the holders of at least two thirds (2/3) of the outstanding Series C Preferred Shares; (iii) in the case of Series B Preferred Shares, the consent, or approval of the holders of at least two thirds (2/3) of the outstanding Series B Preferred Shares; or (iii) in the case of Series A Preferred

Shares, the consent, or approval of the holders of at least two thirds (2/3) of the outstanding Series A Preferred Shares.

(iv)	Mechanics of Conversion

(A)	Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such shares, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for Ordinary Shares to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. Upon the issuance of the Ordinary Shares in accordance with this Article 8(e), such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(B)	If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act or a Company Sale, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Company Sale, in which event the person(s) entitled to receive the Ordinary Shares upon conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities or Company Sale.

(C)	Conversion of the Preferred Shares shall be effected in such manner as the Directors may, subject to the statute, determine. Without prejudice to the generality of the foregoing, conversion may be effected by the Board redeeming the Preferred Shares and immediately applying the proceeds of redemption in subscribing for the shares to be issued. The Members requesting conversion or where shares are to be automatically converted shall be deemed irrevocably to authorize and instruct the Board to apply the redemption moneys payable to him in subscribing for such shares.

(v)	Adjustments to Conversion Price for Certain Diluting Issues

(A)	Special Definitions. For purposes of this Article 8(e)(v), the following definitions apply:

(I)	“Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares, Preferred Shares or Convertible Securities (defined below).

(II)	“Original Issue Date” shall mean the date on which the relevant Preferred Shares were first issued.

(III)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than Ordinary Shares and Preferred Shares) or other securities convertible into or exchangeable for Ordinary Shares.

(IV)	“Additional Ordinary Shares” shall mean all Ordinary Shares issued (or, pursuant to Article 8(e)(v)(C), deemed to be issued) by the Company after the Original Issue Date, other than Ordinary Shares issued or issuable:

(a)	upon conversion of Preferred Shares;

(b)	up to 8,446,518 Ordinary Shares issued or issuable to officers, directors or employees of, or consultants to, the Company pursuant to share options granted pursuant to a share option plan approved pursuant to Article 8(f) of these Articles;

(c)	as a dividend or distribution on Preferred Shares;

(d)	for which adjustment of the Conversion Price is made pursuant to Article 8(e)(v)(D) (each of Clauses (a) through (d), an “Excluded Issuance”).

(B)	No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price with respect to a Preferred Share shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share (determined pursuant to Article 8(e)(v)(E) hereof) for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

(C)	Deemed Issue of Additional Ordinary Shares. If the Company at any time or from time to time after the Original Issue Date issues any Options or Convertible Securities or fixes a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Preferred Shares, the conversion or exchange of such Convertible Securities or Series C Preferred Shares or Series B Preferred Shares, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date has been fixed, as of the close of business on such record date, PROVIDED THAT in any such case in which Additional Ordinary Shares are deemed to be issued:

(I)	no further adjustments in the Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or Preferred Shares or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or Preferred Shares;

(II)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (PROVIDED, HOWEVER, that no such adjustment of the Conversion Price shall affect Ordinary Shares previously issued upon conversion of Preferred Shares);

(III)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(a)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange (PROVIDED, HOWEVER, that no such adjustment of the Conversion Price shall affect Ordinary Shares previously issued upon conversion of Preferred Shares) and

(b)	in the case of Options for Convertible Securities or Preferred Shares, only the Convertible Securities or Preferred Shares, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8(e)(iv)) upon the issue of the Convertible Securities or Preferred Shares with respect to which such Options were actually exercised (PROVIDED, HOWEVER, that no such adjustment of the Conversion Price shall affect Ordinary Shares previously issued upon conversion of Preferred Shares);

(IV)	no readjustment pursuant to Clause (II) or (III) above shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date;

(V)	in the case of any Options that expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in Clause (III) above.

(D)	Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares.

If the Company, at any time after the Original Issue Date issues Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 8(e)(v)(C)) without consideration or for a consideration per share less than the applicable Conversion Price then in effect with respect to a Preferred Share on the date of and immediately prior to such issue, then and in such event, the Conversion Price then in effect with respect to such Preferred Share shall be reduced, concurrently with such issue to a price equal to the consideration per share for such Additional Ordinary Shares are issued. If such Additional Ordinary Shares are issued for no consideration, then the consideration per share shall be deemed to be the then current par value of each Ordinary Share.

(E)	Determination of Consideration. For purposes of this Article 8(e)(v), the consideration received by the Company for the issue of any Additional Ordinary Shares shall be deemed to be the net amount received by the Company therefor and shall be computed as follows:

(I)	Cash and Property. Such consideration shall:

(a)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(b)	insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue (according to the procedures in Article 8(c) above);

(c)

in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in Clauses (a) and (b) above, as determined in good faith by the Board of Directors and Preferred Supermajority.

(II)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 8(e)(v)(C), relating to Options and Convertible Securities shall be determined by dividing:

(a)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or Preferred Shares, the exercise of such Options for Convertible Securities or Preferred Shares and the conversion or exchange of such Convertible Securities or Preferred Shares, by

(b)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(vi)

Adjustments to Conversion Prices for Share Dividends and for Combinations or Subdivisions of Ordinary Shares. If the Company at any time or from time to time after the Original Issue Date declares or pays, without consideration, any dividend on the Ordinary Shares payable in Ordinary Shares or in any right to acquire Ordinary Shares for no consideration, or effects a subdivision of the outstanding Ordinary Shares into a greater number of Ordinary Shares (by share split, reclassification or otherwise than by payment of a dividend in Ordinary Shares or in any right to acquire Ordinary Shares), or if the outstanding Ordinary Shares be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company declares or pays, without consideration, any dividend on the Ordinary Shares payable in any right to acquire Ordinary Shares for no consideration, then the Company shall be deemed to have made a dividend payable in Ordinary Shares in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Ordinary Shares.

(vii)	Adjustments for Reclassification and Reorganization. If the Ordinary Shares issuable upon conversion of the Preferred Shares become changed into the same or a different number of shares of any other class or classes of share capital, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Article 8(e)(vi) above or a merger or other reorganization referred to in Article 8(c)(v) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Shares shall be convertible into, in lieu of the number of Ordinary Shares that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of share capital equivalent to the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change.

(viii)	No Impairment. The Company will not, by amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(ix)

Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 8(e), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Conversion Price; PROVIDED, HOWEVER, that any adjustments that by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(x)	Notices of Record Date. Subject to Article 8(f) hereof, if the Company proposes at any time: (i) to declare any dividend or distribution upon its Ordinary Shares, whether in cash, property, share capital or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its share capital any additional share capital of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or (iv) to merge or consolidate with or into any other person or entity, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of Preferred Shares:

(A)	at least forty-five (45) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) immediately above; and

(B)	in the case of the matters referred to in (iii) and (iv) immediately above, at least forty-five (45) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event).

(xi)	Issue Taxes. The Company shall pay any and all issue and other taxes and governmental charges that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preferred Shares pursuant hereto; PROVIDED, HOWEVER, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder to another person in connection with any such conversion.

(xii)

Reservation of Shares Issuable Upon Conversion. The Company shall at all times retain and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares be not sufficient to effect the conversion of all then outstanding Preferred Shares, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Association.

(xiii)	Fractional Shares. No fractional share shall be issued upon the conversion of any Preferred Share. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of an Ordinary Share, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Fair Market Value of such fraction on the date of conversion.

(xiv)	Notices. Any notice required by the provisions of this Article 8(e) to be given to the holders of Preferred Shares shall be deemed given, (A) at the time of personal delivery, if delivery is in person; (B) at the time of transmission by facsimile, addressed to the other party at its facsimile number, with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (C) one (1) business day after deposit with an express overnight courier for deliveries within a country, or three (3) business days after such deposit for international deliveries or (D) three (3) business days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country. A delivery between the People’s Republic of China and Hong Kong shall be considered an international delivery.

All notices for international delivery will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at such party’s address or facsimile number appearing in the records of the Company.

(xv)	Certain Events. If any event occurs of the type contemplated by the provisions of this Article 8(e) but not expressly provided for by such provisions, then the Board of Directors of the Company shall make an appropriate adjustment in the applicable Conversion Price so as to protect the rights of the holders of Preferred Shares; PROVIDED that no such adjustment shall decrease such Conversion Price as otherwise determined pursuant to this Article 8(e).

(f)	Restrictions and Limitations

(i)	Notwithstanding anything contrary and in addition to any other provisions in these Articles, no action (whether by amendment of these

Articles or any constitutional documents of any Member of the Company Group, or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions with respect to the Company or any Member of the Company Group (the “Tier 1 Reserved Matters”) may be taken without the approval of the Preferred Supermajority and, for so long as holders of Series C Preferred Shares hold in aggregate not less than fifty percent (50%) of the Series C Preferred Shares subscribed by them on December 7, 2006, the Series C Director:

(A)	Effect or permit any sale, lease, assignment, transfer, license, encumbrance, disposition or other conveyance of or security over any material assets of any Member of the Company Group outside the ordinary course of business;

(B)	Effect any consolidation or merger of any Member of the Company Group with or into any other corporation;

(C)	Acquire or dispose of any material assets outside the ordinary course of business or any shares or debt or equity securities of any corporation or other entity or acquire any other business as a going concern, by one transaction or a series of transactions, or form any partnership or joint venture with any other person (which shall not be deemed to include cross-marketing arrangements in which the parties thereto would not be held liable to any other Person for the obligations of each other);

(D)	Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares, securities or debt of any Member of Company Group; PROVIDED, HOWEVER, that this restriction shall not apply to the repurchase of Ordinary Shares from employees, officers, directors, consultants or other persons pursuant to an ESOP Plan;

(E)	Pay or declare any dividend on any shares of or other equity interest in any Member of the Company Group;

(F)	Voluntarily effect any change of Chairman, Chief Executive Officer, Chief Financial Officer or Legal Representative (or management employees with similar responsibilities) of any Member of the Company Group;

(G)	Incur any indebtedness that, when combined with all other then outstanding indebtedness of the any Member of the Company Group exceeds RMB2,000,000 (or its equivalent) in aggregate principal amount outside the budget approved under this Article 8(f);

(H)	Make any change in accounting methods, practices, principles, policies and procedures, or change to inconsistent classifications, judgments and valuation or estimation methodologies, or appoint, remove or change the auditor for any Member of the Company Group;

(I)	Make any capital expenditure in aggregate in excess of RMB2,000,000 outside the budget approved under this Article 8(f);

(J)	Approve any annual business plan (or any amendment to such business plan) and budget of the Company, and quarterly updates thereof;

(K)	Increase, reduce or cancel the authorized or issued share or equity capital of any Member of Company Group, or issue or sell, or obligate itself to issue or sell, or permit the issuance or sale, of any share capital or debt securities of any Member of Company Group, PROVIDED, HOWEVER, that this restriction shall not apply to the issuance of Ordinary Shares, or securities convertible into or exchangeable for Ordinary Shares, to employees, officers, directors, consultants or other persons pursuant to a share incentive or similar scheme approved under this Article, or re-designation of Ordinary Shares as Series C Preferred Shares pursuant to Article 8(e)(ii) hereof;

(L)	Approve or authorize the commencement of any business other than as set forth in a business plan approved under this Article;

(M)	Take any action to wind up or dissolve any Member of Company Group or undertake any merger, reconstruction or liquidation of any Member of Company Group or apply for the appointment of a receiver, manager or judicial manager or similar officer in respect of any Member of Company Group;

(N)	Settle, compromise or concede any litigation, legal proceedings, arbitration, mediation or any other dispute resolution procedures involving any Member of Company Group;

(O)	Amend these Articles or any equivalent constitutional documents of any Member of Company Group in any manner;

(P)	Effect a Company Sale;

(Q)

Approve terms of a public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares), or shares of any other Member of the Company Group, registered under the Securities Act, or in a similar public offering of Ordinary Shares in a jurisdiction and on a securities exchange or inter-dealer quotation system outside of the United States, including The Stock Exchange of Hong Kong Limited; or

(R)	Dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries.

The Company and each Member shall exercise all its rights and powers in relation to the Company Group so as to procure that, subject to applicable law, no resolutions to approve, authorize and ratify any of the Tier 1 Reserved Matters shall be considered or passed or effected at any meeting of Members or otherwise, without first obtaining the consent of the Preferred Supermajority and, for so long as holders of Series C Preferred Shares hold in aggregate not less than fifty percent (50%) of the Series C Preferred Shares subscribed by them on December 7, 2006, the Series C Director.

(ii)	Notwithstanding anything contrary and in addition to any other provisions in these Articles, no action (whether by amendment of these Articles or any constitutional documents of any Member of the Company Group and without prejudice to any requirement to obtain the consent of the Series C Director under these Articles, or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions with respect to the Company or any Member of the Company Group (the “Tier 2 Reserved Matters”) may be taken without the approval of the Preferred Supermajority:

(A)	Increase, reduce or cancel the authorized or issued share or equity capital of any Member of Company Group (other than the Company), or issue or sell, or obligate itself to issue or sell, or permit the issuance or sale, of any share capital or debt securities of any Member of Company Group (other than the Company), PROVIDED, HOWEVER, that this restriction shall not apply to the issuance of Ordinary Shares, or securities convertible into or exchangeable for Ordinary Shares, to employees, officers, directors, consultants or other persons pursuant to a share incentive or similar scheme approved under this Article, or re-designation of Ordinary Shares as Series C Preferred Shares pursuant to Article 8(e)(ii) hereof;

(B)	Approve any transfer of shares or interests in any Member of Company Group other than the Company;

(C)	Approve or change the terms of employment (including any material change to compensation) of any Senior Manager of any Member of the Company Group;

(D)	Enter into any transaction with an Affiliate or modify the terms of any such transaction; approve or make adjustments or modifications to terms of transactions involving the interest of any director or shareholder of any Member of the Company Group, including the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of any director or shareholder of any Member of the Company Group;

(E)	Adopt, settle or alter the terms of any ESOP Plan or other bonus or profit sharing scheme; or

(F)	Dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries.

The Company and each Member shall exercise all its rights and powers in relation to the Company Group so as to procure that, subject to applicable law, no resolutions to approve, authorize and ratify any of the Tier 2 Reserved Matters shall be considered or passed or effected at any meeting of Members or otherwise, without first obtaining the consent of the Preferred Supermajority.

(iii)	The Company shall not take any action (whether by amendment of these Restated Articles or any constitutional documents of any Member of the Company Group, or otherwise, and whether in a single transaction or a series of related transactions) without the approval, by vote or written consent, of at least 2/3 in interest of the applicable series of Preferred Shares if such action would change any of the rights, preferences or privileges provided for herein for the benefit of such Preferred Shares, and such action shall include without limitation:

(A)	Making the dividend on such Preferred Shares’ non-cumulative dividend rights, or canceling declared and unpaid dividends, or changing the relative seniority rights of the holders of that series of Preferred Shares as to the payment of dividends in relation to the holders of any other share capital of the Company;

(B)	Reducing the amount payable to the holders of such series of Preferred Shares upon a Liquidation Event, or changing the relative seniority of the Liquidation Preference of the holders of such series of Preferred Shares to the rights upon liquidation of the holders of any other share capital of the Company;

(C)	Making such series of Preferred Shares redeemable at the option of the Company; or

(D)	Canceling or modifying the Conversion Rights of such series of Preferred Shares provided for in Article 8(e) hereof; or

(E)	Changing the number of authorized members of the board of directors of any Member of the Company Group or the process for selecting such members.

(g)	Redemption at Holder’s Option

(i)	At any time after December 31, 2009, upon written notice (the “Initial Redemption Notice”) by a holder of outstanding Preferred Shares, the Company shall be obligated to redeem such holder’s Preferred Shares on the thirtieth (30th) calendar day following the date of delivery of the Initial Redemption Notice to the Company, by paying the redemption price therefor set forth in Article 8(g)(iii) hereof. Any holder of Preferred Shares may, but shall not be obligated to, request such redemption in whole or in part of its aggregate number of Preferred Shares.

(ii)	Holder(s) of Preferred Shares requesting redemption shall furnish to the Company and the other holders of Preferred Shares an Initial Redemption Notice specifying the number of Preferred Shares that are requested to be redeemed, the Redemption Price, the place at which payment may be made and such other information as the holder may deem advisable to provide, and such notice shall be given by hand or by mail to the registered office of the Company and the other holders of Preferred Shares at any time. Upon receipt of the Initial Redemption Notice, the other holders of Preferred Shares may also elect to redeem their Preferred Shares by delivering a separate redemption notice (each a “Redemption Notice”, which term includes the Initial Redemption Notice as the context permits) to the Company (copying all other holders of Preferred Shares) within fifteen (15) days of the receipt of the Initial Redemption Notice.

(iii)	The Company shall redeem the Preferred Shares in accordance with these Articles on the thirtieth (30th) calendar day following the date of delivery of the Initial Redemption Notice to the Company (the “Redemption Date”) by depositing the Redemption Price for all outstanding Preferred Shares designated for redemption in each Redemption Notice and not yet redeemed, with a bank or trust company as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Company shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the Redemption Date, the Redemption Price of each of the Preferred Shares so designated for redemption to the holders thereof upon surrender of their certificates.

(A)	If the assets and funds of the Company are sufficient to permit redemption in full, in accordance with this Clause (A), of all the Preferred Shares designated to be redeemed at 150% of the respective Issue Price with respect to each Preferred Shares, then the Company shall redeem such Preferred Shares by paying to the holders of Series C Preferred Shares 150% of the Series C Issuance Price with respect to each Series C Preferred Share so designated to be redeemed (plus any declared but unpaid dividends) prior and in preference to any redemption payment to be made by the Company to the holders of the Series B Preferred Shares or Series A Preferred Shares. After payment in full to the holders of the Series C Preferred Shares as aforesaid payment, then the Company shall pay to the holders of Series B Preferred Shares and Series A Preferred Shares, ratably with one another, 150% of the Series B Issuance Price with respect to each Series B Preferred Share so designated to be redeemed (plus any declared but unpaid dividends) and 150% of the Series A Issuance Price with respect to each Series A Preferred Share so designated to be redeemed (plus any declared but unpaid dividends).

(B)	If the assets and funds of the Company are insufficient to permit redemption in full, in accordance with the foregoing Clause (A), of all the Preferred Shares designated to be redeemed, then the Company shall redeem such Preferred Shares by paying to the holders of the Preferred Shares, on pari passu basis, ratably with another in proportion to the respective redemption values of the Preferred Shares (as provided in this Clause (B)) for which redemption was requested, 150% of the Series C Issuance Price with respect to each Series C Preferred Share so designated to be redeemed (plus any declared but unpaid dividends), the Series B Issuance Price with respect to each Series B Preferred Share so designated to be redeemed (plus any declared but unpaid dividends), and the Series A Issuance Price with respect to each Series A Preferred Share so designated to be redeemed (plus any declared but unpaid dividends); PROVIDED HOWEVER, that the Company shall remain liable for any unpaid amount to which each Investor is entitled under Clause (A) above.

In these Articles, the amount payable by the Company for the redemption of a Preferred Share is the “Redemption Price” with respect to such Preferred Share.

(iv)

From and after the redemption in full of any Preferred Shares requested to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price therefor (including all accrued and unpaid dividend up to the Redemption Date), upon the surrender of the certificate or certificates representing the same, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company and shall not be reissued. If the funds of the Company legally available for redemption of shares on any Redemption Date be insufficient to pay in full the cash portion of the Redemption Price for the total number of shares to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of Preferred Shares to be redeemed on such Redemption Date, ratably among the holders of the Preferred Shares to be redeemed based upon the relative number of Preferred Shares held by each holder and in accordance with the provisions of Article 8(g)(iii) above. The Preferred Shares not redeemed shall remain outstanding and entitled to all the rights, privileges, preferences and restrictions provided herein. From and after the Redemption Date up to and including the date of actual payment thereof, interest shall accrue daily and be payable on the Redemption Price of Preferred Shares not redeemed as aforesaid at a rate of ten percent (10%) per annum. Any such interest accrued shall be compounded with and treated as part of the Redemption Price each day for all purposes (including for the purposes of calculating interest thereon) and shall be paid at the same time as the Redemption Price. All dividends on each Preferred Shares designated for redemption on the Redemption Date shall continue to accrue and all rights of the holders thereof shall continue to be valid and enforceable until actual payment of the Redemption Price with respect thereto. At any time thereafter when additional funds of the Company are legally available for the redemption of Preferred Shares, such funds will immediately be used to redeem the balance of the Preferred Shares that the Company has become obligated to redeem on any Redemption Date, but which have not been so redeemed, together with interest accrued on such unpaid Redemption Price as provided herein. Pending payment in full of the Redemption Price pursuant to Article 8(g)(iii) above and any interest thereon as a consequence of such default, Members holding Preferred Shares shall have the right, voting together as a single class, to appoint a majority of the members of the Board of Directors and, at their election, to cause the Company to issue additional shares of the Company (of such class and with such rights as such Members may designate) ratably to such Members so that such Members, as a class, hold Ordinary Share Equivalents representing no less than two-thirds of all shares of the Company (assuming, for this purpose, the conversion of all Convertible Securities and the exercise of all Options).

(vi)	To the extent permitted by law, the Company shall cause the profits of each subsidiary of the Company for the time being available for distribution to be paid to it by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 8(g).

9.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine PROVIDED that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

10. (a)	No Ordinary Shareholders shall, directly or indirectly (including through any holding company) transfer its interest in any Ordinary Shares (or securities convertible into Ordinary Shares) except in accordance with the terms of this Article 10; PROVIDED, that the restrictions with respect to set forth in this Article 10 shall not, subject to any applicable law, apply to any transfer by any Ordinary Shareholder who is a natural person:

(A)	to a legal representative of such Ordinary Shareholder, if such Ordinary Shareholder becomes incapacitated, or upon the death of such Ordinary Shareholder; or

(B)	by will, the laws of intestacy or the laws of descent or survivorship; or

(C)	any sale or transfer of shares to the Company or an entity designated by the Company pursuant to a repurchase right or right of first refusal of the Company in the event of a termination of an employment or consulting relationship with a Member of the Company Group; or

(D)	any transfer by an Ordinary Shareholder to his or her children who is capable of being bound under an Adherence Deed in the form of Exhibit A to the Shareholders’ Agreement, or to trusts for the benefit of such persons, for bona fide estate planning purposes; or

(E)	pursuant to a court order upon the termination of a marital relationship of such Ordinary Shareholder; or

(F)	any transfer by an Ordinary Shareholder to any holder of Series C Preferred Shares pursuant to Article 8(e)(ii).

(ii)

Any permitted transferee listed above is hereinafter referred to as a “Permitted Transferee”; provided, however, that in the case of any transfer described in Article 10(a) above: (x) each Permitted Transferee shall have executed and delivered to the Company and the Investors, as a condition precedent to any such transfer or acquisition of Shares, an Adherence Agreement in the form of Exhibit A to the Shareholders’ Agreement, and shall have submitted to the Company and the Investors such evidence as the Company and the Investors may reasonably request to demonstrate that such transferee qualifies as a Permitted Transferee and (y) each Permitted Transferee shall remain qualified as a Permitted Transferee of the transferring Ordinary Shareholder at all times following such transfer for as long as it continues to hold any shares, failing which it shall transfer the shares held by it to another Permitted Transferee reasonably satisfactory to the Company and the Investors.

(b)	Investor’s Right of First Refusal.

(i)	Except as otherwise provided in Article 10(a), each Member hereby agrees that he or it shall not Transfer any Shares, except in accordance with the procedures set forth in this Article 10(b) and Article 10(c).

(ii)	With Respect to Ordinary Shares.

(A)	Selling Manager Notice of Sale. Any Ordinary Shareholder (a “Transferring Shareholder”) may not Transfer any Shares held by it (including any Shares through any trust arrangement) (the “Transfer Shares”) unless it complies with this Article 10(b) and with Article 10(c). The Transferring Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company and to each Member describing in reasonable detail the proposed Transfer including, without limitation, the number of Transfer Shares, the nature of such Transfer, the consideration to be paid, and the name and the address of each prospective purchaser or transferee. (The right of first refusal of an Investor under this Article 10(b) is hereinafter referred to as the “Right of First Refusal”).

(B)	Notice of Purchase. Each Investor shall have forty-five (45) days from the date of receipt of the Transfer Notice to agree to purchase all or any part of such Investor’s Investor Proportionate Percentage of Transfer Shares for the price and upon the terms and conditions specified in the Transfer Notice (or the actual terms of the proposed transfer, if more favorable to the proposed transferee), by giving written notice to the Transferring Shareholder stating therein the number of Transfer Shares to be purchased. A failure by an Investor to respond within such forty-five (45) day period shall be deemed a decision by such Investor not to exercise its right to purchase any of the Transfer Shares.

(C)

Non-Exercise. Subject to the provisions of Article 10(c), in the event the Investor(s) fail to agree to purchase all of the Transfer Shares within the respective periods given above, the Transferring Shareholder shall, within ninety (90) days of delivery of the Transfer Notice to the Company and the Investors, Transfer the Transfer Shares not purchased hereunder, on terms no more favorable to the transferee than specified in the original Transfer Notice. In the event that the Transferring Shareholder has not sold the Transfer Shares within such ninety (90) day period, the Transferring Shareholder shall not thereafter Transfer any Shares without again offering such Shares to the Investors in the manner provided in Clause (ii)(A) above.

(c)	Right of Co-Sale.

(i)	Each Investor who does not exercise its Right of First Refusal pursuant to Article 10(b) above shall have the right, exercisable upon written notice to the Transferring Shareholder within 45 days after the date the Transfer Notice is delivered to the Members, to participate in the transfer of Shares on substantially the same terms and conditions as the Transferring Shareholder to the extent of that Investor’s Co-Sale Proportionate Percentage with respect to its Shares (the “Co-Sale Right”), PROVIDED, HOWEVER, such Co-Sale Right shall not apply to any transfer of Shares to an Investor pursuant to the exercise of the Right of First Refusal of such Investor under Article 10(b). Any notice of exercise of the Co-Sale Right shall specify the number of Shares such Investor wishes to transfer under its Co-Sale Right. Any Investor may elect to transfer all or some of the Shares then held by such Investor up to that Investor’s Investor Proportionate Percentage with respect to its Shares. To the extent the Investors exercise their Co-Sale Right in accordance with the terms and conditions set forth in this Article 10(c), the Transferring Shareholder may only sell its Shares if the proposed transferee completes the purchase of the shares which the Investor s seek to sell pursuant to the exercise of their Co-Sale Right, and shall, at the request of any Investor, reduce the number of its Shares to be sold by the number of Shares that such other Investor wishes to sell under its Co-Sale Right.

(ii)	Delivery of Certificates. The Investors shall effect their participation in the transfer by promptly delivering to the Transferring Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Shares which the Investors elect to sell; PROVIDED that if an Investor elects to sell Preferred Shares under its Co-Sale Right, it shall convert such Preferred Shares into Ordinary Shares for transfer prior to consummation of the transfer. No Investor exercising its Co-Sale Right shall be required to give any representations and warranties to the purchaser other than a representation and warranty that such Shares are sold by such Investor as beneficial owner free from liens other than those under these Articles and the Shareholders’ Agreement.

(iii)	Sales Proceeds. The share certificate or certificates that the Investors deliver to the Transferring Shareholder pursuant to this Article 10(c) shall be transferred to the prospective purchaser in consummation of the transfer of the Shares pursuant to substantially the same terms and conditions as specified in the Transfer Notice, and the Transferring Shareholder shall upon receiving the same from the prospective purchaser concurrently remit to each Investor that portion of the sale proceeds to which that Investor is entitled by reason of its participation in the transfer. To the extent that any prospective purchaser or purchasers prohibits assignment or otherwise refuses to purchase shares or other securities from the Investors, the Transferring Shareholder shall not sell to the prospective purchaser or purchasers any Shares unless and until, prior to or simultaneously with the transfer, the Transferring Shareholder causes the purchase of those shares or other securities from the Investors, provided, however, that notwithstanding the limitation of Article 10(c), if any Member (regardless of whether such Member is an Ordinary Shareholder or an Investor) proposes to Transfer Shares to any Competitor, each Member other than such Transferring Shareholder shall have the Co-Sale Right set forth in this Article 10(c), applied with such modifications as may be necessary for it to Transfer its Fully-Diluted Proportionate Percentage for Co-Sale to a Competitor to the prospective purchaser.

(iv)	Sale by Transferring Shareholder. Subject as hereinafter provided, if and to the extent that the Investors do not exercise their Right of First Refusal or their Co-Sale Right in aggregate with respect to the transfer of all the Shares subject to the Transfer Notice within the relevant prescribed period, the Transferring Shareholder may, not later than ninety (90) days following delivery to the Company and the Investors of the Transfer Notice, conclude a bona fide transfer of all of the Shares covered by the Transfer Notice on terms no more favourable to the transferee or transferor than set forth in the Transfer Notice. Any proposed transfer on terms more favourable than set forth in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Transferring Shareholder, shall again be subject to the Right of First Refusal and Co-Sale Right of the Investors and shall require compliance by the Transferring Shareholders with the procedures described in this Article 10(c).

(v)	No Adverse Effect. Any Investor’s exercise or non-exercise of the Right of First Refusal or the Co-Sale Right shall not adversely affect its rights to participate in subsequent transfers of Shares by a Transferring Shareholder subject to the provisions of this Article 10(c).

(vii)

Prohibited Transfer. In the event a Transferring Shareholder transfers or attempts to Transfer any Shares in contravention of the Right of First Refusal or the Co-Sale Right of the Investors, or any Member Transfers or attempts to Transfer any Shares otherwise in contravention of Article 10(b) or (c) (a “Prohibited Transfer”), such attempted transfer shall be invalid and of no effect and the Company shall not effect any attempt by the Transferring Shareholder to transfer Shares in violation of Article 10(b) and Article 10(c). Each Investor, in addition to other remedies as may be available at law, in equity or hereunder, shall have the put option provided in Clause (viii) below, and the Transferring Shareholder shall be bound by the applicable provisions of that put option.

(viii)	Remedies. In the event of a Prohibited Transfer, the Investors shall have the right to sell to the Transferring Shareholder the type and number of Shares equal to the number of Shares the Investors would have been entitled to transfer to the purchaser had the Prohibited Transfer been effected pursuant to and in compliance with the terms of these Articles (the “Put Option”). Such sale shall be made on the following terms and conditions:

(A)	the price per share at which the Shares are to be sold to the Transferring Shareholder shall be equal to the price per share paid in the Prohibited Transfer;

(B)	the Transferring Shareholder shall reimburse the Investors for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investors’ rights under this Article 10(c);

(C)	within sixty (60) days after the earlier of the dates on which the Investors (i) receive notice of the Prohibited Transfer, or (ii) otherwise become aware of the Prohibited Transfer, the Investors shall, if exercising the Put Option created by this Article 10(c)(viii), deliver to the Transferring Shareholder the certificate or certificates representing the Shares to be sold, each certificate to be properly endorsed for transfer or accompanied by duly executed transfer instruments;

(D)	the Transferring Shareholder shall, upon receipt of the certificate or certificates for the Shares to be sold by the Investors, pursuant to this Article 10 (c)(viii)), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Article 10(c)(viii)(B), in cash or by other means acceptable to the Investors; and

(E)	notwithstanding the foregoing, the Company shall not effect any attempt by the Transferring Member to transfer Shares in violation of this Article 10(c) nor will it treat any alleged transferee as the holder of the Shares purported to be transferred in violation of this Article 10(c), unless the exercise of the Put Option has been completed pursuant to this Article 10(c).

(viii)	Anything contained herein to the contrary notwithstanding, the Transferring Shareholder shall, in addition to complying with the provisions of this Article 10(c), comply with the provisions of Article 10(b) (it being understood that the Transfer Notice contemplated by Article 10(b) shall include the notice of Co-Sale Right), and each Transferring Shareholder, prior to transferring any Shares to the prospective purchaser, shall comply with the provisions of Article 10(b).

(d)	Required Sale.

(i)	Anything contained herein to the contrary notwithstanding, if at any time the Preferred Supermajority, who also hold not less than ten percent (10%) of the Ordinary Share Equivalents, and the holders hold at least two-thirds (2/3) of the issued and outstanding Ordinary Shares shall approve (i) a bona fide arms length proposal from a Person for the Transfer, directly or indirectly, of all of the shares of the Company to such Person, (ii) the merger or consolidation of the Company with or into another Person in which the Members will receive cash or securities of any other Person for their shares under circumstances in which holders of a majority in voting power of the share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the Company, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction, or (iii) the sale by the Company or its subsidiaries of all or substantially all of their assets to a Person, in each of the above cases for a specified price payable in cash or otherwise and on specified terms and conditions (a “Sale Proposal”), and if such Sale Proposal has been endorsed by Members holding not less than a majority of the Ordinary Share Equivalents voting together as a single class, then such Members (or their designated representative) may deliver a notice (a “Required Sale Notice”) with respect to such Sale Proposal to each other Member (as well as each other holder of any shares) stating that such Members have approved or propose to effect the Sale Proposal and providing the identity of the Persons involved in such Sale Proposal and the terms thereof. Each such Member, upon receipt of a Required Sale Notice, shall be obligated, which obligation shall be enforceable by any Member voting in favour thereof (or their designee), to sell their shares and participate in the transaction (a “Required Sale”) contemplated by the Sale Proposal, vote their shares in favour of such Sale Proposal at any meeting of Members called to vote on or approve such Sale Proposal and otherwise to take all necessary action to cause the Company and the Members to consummate such Required Sale. Any such Required Sale Notice may be rescinded by such Members by delivering written notice thereof to all of the other Members.

11.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

12.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, PROVIDED ALWAYS that such registration shall not be suspended for more than forty- five calendar days in any year.

REPURCHASE

13.	The Company may repurchase shares subject always to the restrictions set out in Article 8(f).

14.	The rights conferred upon the holders of any series of Preferred Shares shall be deemed varied or abrogated by, inter alia:

(a)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of, such Preferred Shares;

(b)	any action that authorizes, creates or issues shares of any class ranking as regards participation in the Company’s profits or assets in priority to such Preferred Shares;

(c)	any action that reclassifies any issued shares of any class ranking as regards participation in the Company’s profits or assets in priority to such Preferred Shares; and

(d)	any amendment to these Articles of Association that materially and adversely affects the rights of the holders of such Preferred Shares.

15.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

16.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

17.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

18.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

19.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen calendar days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

20.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

21.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

22.	(a) The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, PROVIDED that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen calendar days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate, not exceeding ten percent per annum, as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

25.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

26.	(a) The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven percent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

27.	(a) If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest that may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen calendar days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect, PROVIDED ALWAYS that no Director nominated by such forfeiting Member shall vote in respect of such resolution but shall be recused therefrom. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit PROVIDED ALWAYS that no Director nominated by such forfeiting Member shall vote in respect of such resolution but shall be recused therefrom.

28.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies that, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

29.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

30.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum that, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

31.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

32.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares that had been held by him solely or jointly with other persons.

33. (a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any way other than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

34.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any case other than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety calendar days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION,

CHANGE OF LOCATION OF REGISTERED OFFICE &

ALTERATION OF CAPITAL

35.	(a) Subject to and in so far as permitted by the provisions of the Statute and Article 8, the Company may, by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 3 hereof and subject to the provisions of the Statute, the Company may with the consent of the holders of two-thirds of each class of the Preferred Shares by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

36.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty calendar days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten calendar days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

37.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

38.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

39. (a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

40.	(a) The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

41.

At least five calendar days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 41 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in nominal value or in the case of shares without nominal or par value seventy-five percent (75%) of the shares in issue, or their proxies.

42.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

43.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; such number of Members present in person or by proxy holding not less than (i) a majority of the issued and outstanding Ordinary Shares, (ii) a majority of the issued and outstanding Series C Preferred Shares and (iii) a majority of the issued and outstanding Series B Preferred Shares shall be a quorum.

44.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

45.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

46.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

47.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their numbers to be Chairman of the meeting.

48.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

49.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

50.	Unless a poll be so demanded, a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

51.	The demand for a poll may be withdrawn.

52.	Except as provided in Article 54, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

53.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

54.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

55.	Subject to Article 8 and any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members, PROVIDED that each Member that is a holder of Preferred Shares shall have one vote for each Ordinary Share Equivalent represented by Preferred Shares registered in its name.

56.	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

57.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

59.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

61.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

62.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting; PROVIDED that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given PROVIDED that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65.	Any corporation that is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation that he represents as the corporation could exercise if it were an individual Member of record of the Company.

66.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

67.	The Board of Directors shall consist of five (5) directors (exclusive of alternative Directors).

(a)	The holders of Series C Preferred Shares, voting together as a single class, shall be entitled to appoint, and remove from such appointment, one (1) director (a “Series C Director”) to the Board of the Company and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary.

(b)	The holders of Series B Preferred Shares, voting together as a single class, shall be entitled to appoint, and remove from such appointment, two (2) directors (each a “Series B Director”) to the Board of the Company and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary; provided that for so long as TDF and Redpoint respectively hold at least fifty percent (50%) of the Series B Preferred Shares held by them as at December 1, 2006, each of them shall be entitled exclusively to appoint one Series B Director on behalf of the holders of Series B Preferred Shares.

(c)	The holders of Series A Preferred Shares, voting unanimously as a single class, shall be entitled to appoint, and remove from such appointment, one (1) director (the “Series A Director”) to the Board and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary; provided that the Series A Director initially nominated by the holders of Series A Preferred Shares shall be the Chief Executive Officer of the Company.

(d)	The holders of Ordinary Shares, voting together as a single class, shall be entitled to appoint, and remove from such appointment, one (1) director to the Board of the Company and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary (each an “Ordinary Shares Director”); provided that should the Series A Director at any time not be a member of the senior management of the Company (as determined by holders of a majority of the Ordinary Shares, and holders of a majority of the Preferred Shares in aggregate), the number of the members of the Board shall be increased to six (6), and the holders of Ordinary Shares, voting together as a single class, shall be entitled to appoint, and remove from such appointment, one (1) additional director to the Board of the Company and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary.

(e)	Irrespective of any right of nomination of a director to the Board of the Company by the Investors in its class of shares, each Investor shall be entitled to appoint, and remove from such appointment, a non-voting observer to the Board of the Company and to the OpCo Board (each a “Non-Voting Observer”) and such observers shall be entitled to receive notice of and attend all board meetings as though they were a member of the Board or the OpCo Board but not be entitled to vote on any matter.

68.	In the case of any vacancy in the office of a director occurring amongst the directors elected by the holders of the Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares or all the shares voting together as a single class, as the case may be, pursuant to the immediately preceding paragraph, the remaining director or directors so elected by the holders of the Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares or all the shares voting together as a single class, as the case may be, may, by affirmative vote of the holders of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who has been elected by the holders of the Series C Preferred Shares, Series B Preferred Shares, all Preferred Shares or all the shares voting together as single class, as the case may be, or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares or all the shares voting together as a single class, as the case may be.

69.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. The Company shall reimburse Investor Directors and Investor Observers for all reasonable out-of-pocket expenses incurred in connection with Board duties and meetings, up to US$20,000 per calendar year per Investor Director or Investor Observer.

70.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

71.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

72.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

73.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

74.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

75.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. Except as otherwise expressly provided herein, a Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid, PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

76.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 75 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

77.

Subject to the exception contained in Article 85, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing that his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

78.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting, PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that regulation had not been made.

79.	The Company shall not hold any meeting of the Board without the attendance of both the Series C Director and the Series B Director. Each notice of a meeting of the Board shall be sent to all voting members and the Non-Voting Observers at least 14 calendar days prior to the date of the meeting and shall contain a sufficiently detailed agenda and no matter or business may be brought for a vote of the Board at such meeting unless it appears on such agenda, PROVIDED HOWEVER, that the Series C Director and at least one Series B Director may waive the requirement of this Article by written consent.

80.	Subject to Article 8(f), the Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

81.	Subject to Article 8, all checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

82.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

83.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

84.	Subject to Article 8(f), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

85. (a)	Subject to the other provisions of these Articles as respects rights and powers reserved for Members holding Preferred Shares and the Series C Director, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	Subject to Article 8(f) the Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	Subject to Article 8(f), the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of their powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Subject to Article 8(f), any such delegates as aforesaid may be authorized by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

86.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to termination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

87.	The Directors may, subject to Article 8(f), entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

88.	Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Subject to Article 8(f), questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

89.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least fourteen calendar days’ notice in writing to every Director, alternate Director and the Non-Voting Observers, which notice shall set forth a detailed agenda of the matters to be considered unless notice or the detailed agenda is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. No matter shall be brought for a vote by the Directors at such meeting unless it appears on the said agenda, unless that requirement is waived by the unanimous written consent of the Series C Director and at least one (1) Series B Director. The provisions of Article 42 shall apply mutatis mutandis with respect to notices of meetings of Directors.

90.

Any four directors in attendance (including at least the Series C Director, one (1) Series B Director, one (1) Series A Director and one (1) Ordinary Shares Director) may constitute a quorum for a properly convened meeting of the Board of Directors, PROVIDED that if no quorum as aforesaid be constituted, then such meeting shall be postponed to a date falling three (3) calendar days after the date of such meeting at the same venue and time and if no Ordinary Shares Directors are present at such adjourned meeting, a Series C Director, a Series B Director and a Series A Director present shall constitute a quorum and the meeting may be duly held. Each notice of a meeting of the Board of Directors shall be sent to voting members and the Non-

Voting Observers at least fourteen (14) calendar days prior to the date of the meeting and shall contain a sufficiently detailed agenda and no matter or business may be brought for a vote of the Board of Directors at such meeting unless it appears on such agenda.

91.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

92.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman be elected, or if at any meeting the Chairman be not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

93.	Subject to Article 8(f), the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

94.	A committee may meet and adjourn as it thinks proper. Subject to Article 8(f), questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

95.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

96.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

97.	(a) A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 61-64 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

98.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

99.	The Company may by ordinary resolution appoint any person to be a Director (other than a Series C Director or Series B Director or Series A Director) and may in like manner remove any Director (other than a Series C Director or Series B Director or Series A Director) and may in like manner appoint another person in his stead.

100.	The Directors shall have power at any time and from time to time to appoint any person to be a Director (other than a Series C Director or Series B Director or Series A Director), either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

SEAL

101. (a)	The Company may, if the Directors so determine, have a Seal that shall, subject to Clause (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals, each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

102.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

103.	Subject to the Statute and Article 8(f), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

104.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves that shall at the discretion of the Directors be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

105.	Except as otherwise provided pursuant to Article 8(a), no dividend or distribution shall be payable except out of the profits of the Company , realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

106.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

107.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

108.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

109.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the shares held by them as joint holders.

110.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

111.	Subject to Article 8, the Company may upon the recommendation of the Directors by ordinary resolution and with the approval of a Preferred Supermajority authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT AND ANNUAL BUDGET

112.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

113.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

114.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law. The Company shall prepare and submit to the Preferred Supermajority and the Board for their approval at least two (2) months prior to the beginning of the next financial year or period the annual budget of the Company and its subsidiaries setting out in reasonable detail the planned expenditures and projected revenues of the Company and its subsidiaries and attaching thereto such notes as are necessary, desirable or customary.

AUDIT

115.	Subject to Article 8(f), the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

116.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues, the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

117.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

118.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

119.	Any and all notices required or permitted to be given to a party pursuant to the provisions of these Articles shall be in writing and shall be effective and deemed to provide such party sufficient notice under these Articles on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for deliveries within a country, or three (3) business days after such deposit for international deliveries or (iv) three (3) business days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country. For the purposes of this Article, a delivery between the People’s Republic of China and Hong Kong shall be considered an international delivery.

120.	All notices for international delivery will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified.

121.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

122.	A notice may be given by the Company to the person or persons that the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

123.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

124.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

125.

If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or that ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions, including, without limitation, the rights of holders of the Preferred Shares set forth in Article 8.

INDEMNITY

126.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful default of such Director, Officer or trustee.

FINANCIAL YEAR

127.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

128.	Subject to the Statute and Article 8(f), the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

129.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

NO PUBLIC DOCUMENT

130.	None of the documents of the Company, including its Memorandum of Association, these Articles, or any register of Members, Directors, transfers or changes, will be exhibited as a public document in the Cayman Islands.

SHAREHOLDERS’ AGREEMENT

131.	These Articles incorporate the provisions of the Shareholders’ Agreement by reference, both of which are filed at the Registrar of Companies in the Cayman Islands. In the event of any conflict between the provisions in these Articles and the Shareholders’ Agreement, the provisions of the Shareholders’ Agreement will prevail and, if required, these Articles shall be revised so as to reflect the provisions of the Shareholders’ Agreement.

SCHEDULE I

LIST OF COMPETITORS

(A)	Focus Media Holding Limited and subsidiaries